Exhibit 5.2

April 17, 2015

DaVita HealthCare Partners Inc.

2000 16th Street

Denver, Colorado 80202

Ladies and Gentlemen:

This letter is being furnished to you in connection with the issuance of $1,500,000,000, 5.000% Senior Notes due 2025 (the “Senior Notes”) under an Indenture dated as of April 17, 2015 (the “Indenture”) among DaVita HealthCare Partners Inc., as Issuer (the “Issuer”), the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A. as Trustee. Unless otherwise defined below, capitalized terms used in this letter have the meanings set forth in the Indenture.

This letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

We have acted as special New Jersey counsel to Freehold Artificial Kidney Center, L.L.C., a New Jersey limited liability company (“Freehold”), Neptune Artificial Kidney Center, L.L.C., a New Jersey limited liability company (“Neptune”) and Shining Star Dialysis, Inc., a New Jersey corporation (“Shining Star” and together with Freehold and Neptune, each a “New Jersey Guarantor” and together, the “New Jersey Guarantors”) in connection with the Indenture and the Note Guarantee. We have represented the New Jersey Guarantors in certain transactions on matters relating to New Jersey corporate law, but do not generally represent the New Jersey Guarantors nor act as the New Jersey Guarantors’ regular outside counsel.

We have reviewed (i) the Indenture and (ii) the Note Guarantee dated as of April 17, 2015 (the “Note Guarantee” together with the Indenture, the “Note Documents”) and the documents listed on the attached Schedule 1 (together with the Note Documents, the “Opinion Documents”). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. As to matters of fact, we have relied, with your approval, without investigation or independent verification, upon certificates of officers of the New Jersey Guarantors, public officials and other appropriate persons, factual information provided to us in the Opinion Documents and on the representations and warranties as to matters of fact and on the covenants as to the application of proceeds contained in the Note Documents.

The opinions expressed in this letter are limited to matters governed by the New Jersey Business Corporation Act and New Jersey’s Revised Uniform Limited Liability Company Act (collectively, the “Covered Laws”).

April 17, 2015

Page No. 2

Based upon and subject to the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. Freehold and Neptune are limited liability companies validly existing and in good standing under the laws of the State of New Jersey. Shining Star is a corporation validly existing and in good standing under the laws of the State of New Jersey.

2. Each of the New Jersey Guarantors has the corporate or limited liability company power and authority, as applicable, to execute, deliver and perform its obligations under each of the Note Documents to which it is a party.

3. Each of the New Jersey Guarantors has duly authorized, executed and delivered each of the Note Documents to which it is a party.

This opinion letter is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind rendered in this opinion letter. For the avoidance of doubt, our opinions do not cover any federal or state securities laws, other antifraud laws and fraudulent transfer laws, tax laws, the Employee Retirement Income Security Act of 1974, antitrust laws or any law that is applicable to the New Jersey Guarantors, the Note Documents or the transactions contemplated thereby in the manner set forth therein solely as part of a regulatory regime applicable to the New Jersey Guarantors or their affiliates due to their status, business or assets.

The opinions expressed herein relate only to the Covered Laws. We are expressing no opinion as to the effect of any other laws. We have not undertaken any research for purposes of determining whether any parties to any agreement or any of the transactions which may occur in connection with the Note Documents are subject to any law or other governmental requirement that is not generally applicable to transactions of the type provided for in the Note Documents. We have not conducted a search of any electronic databases or the dockets of any court, administrative or regulatory body, agency or other filing office in any jurisdiction or otherwise attempted to independently verify any information or assumptions contained herein.

For purposes of our opinions, we have, with your approval, relied without investigation or independent verification, upon each of the following assumptions: (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (ii) there has not been any mutual mistake of fact, fraud, duress or undue influence; (iii) the conduct of the parties to the Note Documents has complied with any requirement of good faith, fair dealing and conscionability; (iv) all information required to be disclosed in connection with any consent or approval by any New Jersey Guarantor’s directors, managers, members or shareholders, as applicable, and all other information required to be disclosed to such parties in connection with any issue relevant to the opinions set forth herein, has in fact been fully and fairly disclosed to all persons to whom it is required to be disclosed; (v) the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading; and (vi) each of the New Jersey Guarantors is solvent. We have further assumed the legal capacity of all natural persons.

April 17, 2015

Page No. 3

We have assumed that with respect to the authorization, execution and delivery by each of the New Jersey Guarantors of the Note Documents (a) except for the Covered Laws as applicable to each of the New Jersey Guarantors, at the time thereof and at all times subsequent thereto such authorization, execution and delivery, and the authorization, execution and delivery of the other documents relating thereto or delivered in connection therewith, and the consummation of the transactions contemplated by any thereof, as to each of the New Jersey Guarantors or any other party thereto, did not violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree, in each case whether then or subsequently in effect; (b) at the time thereof and at all times subsequent thereto, the persons authorizing each such authorization, execution and delivery for any New Jersey Guarantor or for any such other party did not violate any fiduciary or other duty owed by them; and (c) no event has taken place subsequent to any such authorization, execution and delivery or will take place which would cause any such authorization, execution or delivery not to comply with any such law, rule, regulation, order, judgment, decree or duty, or which would permit any New Jersey Guarantor, or any such other party to a Note Document at any time thereafter to cancel, rescind, or otherwise avoid any such authorization, execution or delivery. In rendering the foregoing opinions, we have assumed without investigation that no party to a Note Document at any time from the execution thereof until immediately after the closing contemplated thereby has been in violation of, or in default in complying with any provision thereof and that all conditions to the consummation of the transactions contemplated thereby shall have been satisfied at or prior to such closing.

We have further assumed, with your permission, without independent investigation or inquiry, that any guaranty is in furtherance of the direct or indirect business interests of each New Jersey Guarantor (and has been so determined by the respective boards of directors, members or managers, as applicable, of each New Jersey Guarantor).

For purposes of the opinion set forth in paragraph 1 above, we have relied solely upon the certificates of good standing (the “Good Standing Certificates”) identified on Schedule 1 hereto and our opinion is given only as of the date of such Good Standing Certificates notwithstanding the date of this letter.

In rendering the opinion set forth in Paragraph 3 above as to the execution of the Note Documents by the New Jersey Guarantors, we have relied solely on the Secretary’s Certificates listed on Schedule 1. In rendering the opinion set forth in Paragraph 3 above as to the delivery by the New Jersey Guarantors of each of the Note Documents, we have assumed, with your permission, that (i) the laws governing such delivery are substantially similar to the laws of the State of New Jersey and (ii) electronic transmission of the Note Documents has been authorized by the parties to each of the the Note Documents for purposes of delivery.

Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose laws or opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part of facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

April 17, 2015

Page No. 4

This letter speaks as of the time of its delivery on the date it bears. We undertake no (and hereby disclaim any) obligation to update this letter or provide you with any subsequent opinion or advice by reason of any fact about which our lawyers who have had significant involvement with this matter did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.

This letter is being furnished only to the addressee and is solely for its benefit. This letter may not be relied upon for any other purpose or by any other person without our prior written consent. This letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph, and copies of this letter may not be furnished to anyone for purposes of encouraging such reliance, except that we hereby consent to the filing of this letter as an exhibit to the Issuer’s Current Report on Form 8-K relating to the Note Documents and to all references to our firm included in or made a part of the Issuer’s Registration Statement on Form S-3 under the Act, filed with the Securities and Exchange Commission on April 14, 2015 (File No. 333-203394). In giving such consent, we do not authorize any party other than the addressee to rely on this letter and do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler LLP

Schedule 1

OTHER DOCUMENTS

1. Secretary’s Certificate on behalf of the New Jersey Guarantors, with attached:

(a)	for Freehold Artificial Kidney, L.L.C.:

(i)	Certificate of Formation;

(ii)	Operating Agreement; and

(iii)	Resolutions of the Member;

(b)	for Neptune Artificial Kidney, L.L.C.:

(i)	Certificate of Formation;

(ii)	Operating Agreement; and

(iii)	Resolutions of the Member;

(c)	for Shining Star Dialysis, Inc.:

(i)	Certificate of Incorporation;

(ii)	Bylaws; and

(iii)	Resolutions of the Board of Directors.

2. Certificate of Good Standing of Freehold Artificial Kidney Center, L.L.C., issued by the Department of the Treasury of the State of New Jersey, dated March 23, 2015.

3. Certificate of Good Standing of Neptune Artificial Kidney Center, L.L.C., issued by the Department of the Treasury of the State of New Jersey, dated March 23, 2015.

4. Certificate of Good Standing of Shining Star Dialysis, Inc., issued by the Department of the Treasury of the State of New Jersey, dated March 24, 2015.